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                                                                     Exhibit 8.1


                               SASM&F LLP TAX OPINION
                                      3/18/98



                                     March 18, 1998



ANTHRACITE CAPITAL, INC.
345 Park Avenue, 29th Floor
New York, New York  10154

               Re: Certain Federal Income Tax Consequences
                   ---------------------------------------

Ladies and Gentlemen:

          You have requested our opinion concerning certain U.S. federal income tax consequences in connection with the underwritten public offering (the "Offering") of Common Stock , par value $.01 per share of Anthracite Capital, Inc., a Maryland corporation (the "Company"), pursuant to the Registration Statement on Form S-11 (File no. 333-40813) (the "Registration Statement") filed with the Securities and Exchange Commission on March 18, 1998. Unless otherwise specifically defined herein, all capitalized terms have the meanings assigned to them in the Registration Statement.

          In connection with the Offering we have acted as counsel to the Company, and we have assisted in the preparation of the Registration Statement and certain other documents. In formulating our opinion, we have reviewed the Registration Statement, the Articles of Incorporation and the Bylaws (including any amendments thereto) of the Company, and such other documents and information provided by you as is relevant to the Offering. In addition, you have provided us with certain representations of officers of the Company relating to, among other things, the proposed operation of the Company. For purposes of our opinion, we have not made an independent investigation of the facts set forth in such representations, the Registration Statement or any other documents. We have, consequently, relied on your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all


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material facts relevant to our opinion.  No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such information, facts or documents in a material way. In addition, to the extent that any of the representations provided to us by officers of the Company relates to matters set forth in the Internal Revenue Code of 1986, as amended (the "Code"), or the regulations promulgated thereunder by the U.S. Treasury Department (the "Regulations"), we have reviewed with such officers the relevant portions of the Code and the applicable Regulations. We have also relied upon the opinion of Miles & Stockbridge dated March 18, 1998 filed as Exhibit 5.1 to the Registration Statement with respect to certain matters of Maryland law.

          In rendering our opinion, we have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with their terms, and that such documents accurately reflect the material facts of such transactions. In rendering our opinion, we have also considered and relied upon the Code, the Regulations, pertinent judicial authorities, rulings of the U.S. Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions herein.

          Based on the foregoing, we are of the opinion that, provided the Company makes all elections and conforms with the procedural steps required for qualification and taxation as a real estate investment trust ("REIT"), beginning with its taxable year ending December 31, 1998, the Company will be organized in conformity with the requirements for qualification as a REIT under the Code, and the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. We are also of the opinion that the descriptions of the law contained in the Registration Statement under the caption "Federal Income Tax Consequences" are correct in all material respects, and the discussion thereunder fairly summarizes the material federal income tax consequences to a holder of an investment in the Common Stock. As noted in the Registration Statement, the Company's qualification and taxation as a REIT depends upon its ability to meet, through actual annual operating results, certain requirements, including requirements relating to distribution levels and diversity of stock ownership, and the various qualification tests imposed under the Code, the results of which will not be reviewed by us. Accordingly, no assurance can be given that the actual


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results of the Company's operation for any one taxable year will enable the
Company to satisfy the requirements for qualification and taxation as a REIT under the Code.

          Other than as expressly stated above, we express no other opinion.

          This opinion is intended for the exclusive use of the person to whom it is addressed and investors purchasing Common Stock in the Offering and it may not be used, circulated, quoted or relied upon for any other purpose without our prior written consent; provided, however, that we consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Skadden, Arps, Slate, Meagher & Flom LLP in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in applicable law.


                                     Very truly yours,

                                     /s/ SKADDEN, ARPS, SLATE MEAGHER & FLOM LLP
                                     -------------------------------------------
                                     SKADDEN, ARPS, SLATE MEAGHER & FLOM LLP


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